EXHIBIT 99.1

Evolution Petroleum Reports First Quarter Fiscal 2025 Results and Declares Quarterly Cash Dividend for the Fiscal 2025 Second Quarter

– Fiscal Q1 Revenues Up 6% Y/Y to $21.9 Million, Driven by Record Oil Production –

– Fiscal Q1 Net Income Increases to $2.1 Million; Adjusted EBITDA up 21% Y/Y to $8.1 Million –

HOUSTON, TX — November 12, 2024 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal first quarter ended September 30, 2024. Evolution also declared its 45th consecutive quarterly cash dividend of $0.12 per common share for the fiscal 2025 second quarter.

Financial & Operational Highlights

($ in thousands)	Q1 2025	Q1 2024	Q4 2024	% Change vs Q1/Q1	% Change vs Q1/Q4
Average BOEPD	7,478	6,457	7,209	16%	4%
Revenues	$21,896	$20,601	$21,227	6%	3%
Net Income	$2,065	$1,474	$1,235	40%	67%
Adjusted Net Income(1)	$728	$1,474	$1,093	(51)%	(33)%
Adjusted EBITDA(2)	$8,125	$6,703	$8,037	21%	1%

(1)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q1 production increased 16% year-over-year to 7,478 average barrels of oil equivalent per day ("BOEPD"), with oil increasing 27%, natural gas increasing 10%, and natural gas liquids ("NGLs") increasing 19%.
●	$4.0 million returned to shareholders in the form of cash dividends during the fiscal first quarter of 2025.
●	Seven SCOOP/STACK wells were brought online during the quarter.

Kelly Loyd, President and Chief Executive Officer, commented, "Building on the momentum from fiscal 2024, this quarter's strong financial results reflect the effectiveness of our strategy of strengthening and diversifying our portfolio. In fiscal Q1, total production increased 16% year-over-year to 7,478 average BOEPD, which included record quarterly oil production, driven by contributions from our SCOOP/STACK acquisitions and new wells drilled both there and at Chaveroo. Despite continued softness in natural gas prices, our diversified portfolio generated a 6% increase in revenue.

In SCOOP/STACK, we brought seven gross wells online during the quarter with results that have exceeded our expectations, and company-wide, we expect to bring an additional 13 gross wells online throughout the rest of this fiscal year. We are pleased with the performance at Chaveroo, where we will begin drilling our next round of four gross wells in January 2025 to allow for warmer fracking conditions while continuing to position us for high-impact drilling in the upcoming quarters. At Delhi, we are proceeding as planned with ExxonMobil on the development of Test

Site V, with the first of three initial producer wells on track to be drilled by fiscal year-end. In addition, the CO2 supply line to the field was recently placed back in service after eight months of maintenance, allowing an increase in injection volumes that we expect will yield a positive impact on oil production and revenue, partially offset by the CO2 purchase cost. These initiatives will continue to strengthen and further diversify our organic growth portfolio."

Mr. Loyd concluded, "As we look to the future, we remain focused on executing our strategy to drive long-term shareholder value. Our asset base has been strengthened by acquiring high-quality, long-life, low-decline properties and by adding valuable drilling locations at favorable costs. We believe our track record of delivering both organic and inorganic growth at highly accretive valuations will support our dividend program for years to come."

Fiscal First Quarter 2025 Financial Results

Total revenues increased 6% to $21.9 million compared to $20.6 million in the year-ago period. The improvement was driven by an increase in production volumes largely due to the Company's SCOOP/STACK acquisitions in February 2024 and the ongoing drilling and completion activities occurring there, as well as our new wells at Chaveroo that came online at the same time. Decreases in commodity prices partially offset the increase in production volumes.

Lease operating costs ("LOE") decreased to $11.8 million compared to $11.9 million in the year-ago period. On a per unit basis, total LOE decreased 14% to $17.14 per BOE compared to $20.01 per BOE last year. The overall decrease was driven by the suspension of CO2 purchases at Delhi Field for the quarter due to maintenance on the pipeline that began in February 2024. CO2 purchases restarted in October. The increase in production from our SCOOP/STACK properties and Chaveroo wells, which incur lower relative operating costs than our other areas, has also driven down our LOE on a per-unit basis.

Depletion, depreciation, and accretion expense was $5.7 million compared to $4.3 million in the year-ago period. On a per BOE basis, the Company's current quarter depletion rate increased to $7.74 per BOE compared to $6.58 per BOE in the year-ago period due to an increase in depletable base related to the Company's SCOOP/STACK acquisitions and capital development expenditures added since the prior fiscal year.

General and administrative ("G&A") expenses, excluding stock-based compensation, decreased to $2.0 million compared to $2.1 million in the year-ago period. On a per BOE basis, G&A expenses were $2.86 compared to $3.59 in the year-ago period. The decrease was primarily due to a reduction in transaction and third-party consulting fees.

Net income increased 40% to $2.1 million or $0.06 per diluted share, compared to $1.5 million or $0.04 per diluted share in the year-ago period.

Adjusted EBITDA increased 21% to $8.1 million compared to $6.7 million in the year-ago period. The increase was primarily due to increased revenue and reduced operating costs from the year-ago period.

Production & Pricing

Total production for the first quarter of fiscal 2025 increased 16% to 7,478 net BOEPD compared to 6,457 net BOEPD in the year-ago period. Total production for the first quarter of fiscal 2025 included 2,217 barrels per day ("BOPD") of crude oil, 4,033 BOEPD of natural gas, and 1,228 BOEPD of NGLs. The increase in total production was driven by the closing of the Company's SCOOP/STACK acquisitions in February 2024 and production from the initial three wells in the Chaveroo oilfield coming online at the same time. Liquids production generated 80% of revenue for the quarter compared to 73% in the year-ago period.

The Company's average realized commodity price (excluding the impact of derivative contracts) decreased 8% to $31.83 per BOE compared to $34.68 per BOE in the year-ago period. These decreases were primarily driven by a decrease of approximately 30% in realized natural gas prices year-over-year.

Operations Update

At SCOOP/STACK, the Company's operators brought seven gross wells online during fiscal Q1 2025, and an additional three gross wells have been brought online since quarter-end. Additionally, Evolution has agreed to participate in five gross new horizontal wells across the acreage. Since the effective date of the acquisitions, a total of 32 gross wells (or 0.5 net wells) have commenced first production.

In the Chaveroo oilfield, Evolution plans to exercise its full 50% working interest in four horizontal wells located in Drilling Block 2 during fiscal 2025. These operations are expected to begin in early fiscal Q3 2025. The Company has preliminarily agreed to six additional horizontal wells in Drilling Block 3, which are anticipated to begin operations in early fiscal 2026.

In the Williston Basin, production was impacted by a few high-volume wells going offline. The production for these wells was quickly restored.

At Delhi, production was up quarter-over-quarter, attributed to the replacement of one of the CO2 recycle compressors that had limited CO2 injection in the prior quarter. Production was also affected by the CO2 purchase pipeline being down for preventative maintenance from the end of February 2024 through fiscal Q1 2025. CO2 purchases resumed in October 2024.

Balance Sheet, Liquidity, and Capital Spending

On September 30, 2024, cash and cash equivalents totaled $6.9 million, and working capital was $8.5 million. Evolution had $39.5 million of borrowings outstanding under its revolving credit facility, which was used to fund the acquisitions of SCOOP/STACK, and total liquidity of $17.4 million, including cash and cash equivalents. In fiscal Q1, Evolution paid $4.0 million in common stock dividends and $2.7 million in capital expenditures.

Cash Dividend on Common Stock

On November 11, 2024, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on December 31, 2024, to common stockholders of record on December 13, 2024. This will be the 45th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $122.5 million, or $3.69 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, November 13, 2024, at 10:00 a.m. CT to review its fiscal first quarter 2025 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=zEqrDXV4 or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through November 13, 2025, via the provided webcast link and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the SCOOP/STACK plays of the Anadarko Basin in Oklahoma; the Chaveroo Oilfield located in Chaves and Roosevelt Counties, New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2024	2023	2024
Revenues
Crude oil	$14,737	$12,616	$14,533
Natural gas	4,285	5,552	3,582
Natural gas liquids	2,874	2,433	3,112
Total revenues	21,896	20,601	21,227
Operating costs
Lease operating costs	11,790	11,883	11,408
Depletion, depreciation, and accretion	5,725	4,262	5,302
General and administrative expenses	2,527	2,603	2,114
Total operating costs	20,042	18,748	18,824
Income (loss) from operations	1,854	1,853	2,403
Other income (expense)
Net gain (loss) on derivative contracts	1,798	—	(109)
Interest and other income	57	116	59
Interest expense	(823)	(32)	(875)
Income (loss) before income taxes	2,886	1,937	1,478
Income tax (expense) benefit	(821)	(463)	(243)
Net income (loss)	$2,065	$1,474	$1,235
Net income (loss) per common share:
Basic	$0.06	$0.04	$0.04
Diluted	$0.06	$0.04	$0.04
Weighted average number of common shares outstanding:
Basic	32,722	32,663	32,679
Diluted	32,868	32,984	32,835

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2024	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$6,937	$6,446
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,797	10,826
Derivative contract assets	1,253	596
Prepaid expenses and other current assets	1,998	3,855
Total current assets	20,985	21,723
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	135,477	139,685

Derivative contract assets	202	171
Other assets	1,278	1,298
Total assets	$157,942	$162,877
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,538	$8,308
Accrued liabilities and other	4,728	6,239
Derivative contract liabilities	173	1,192
State and federal taxes payable	—	74
Total current liabilities	12,439	15,813
Long term liabilities
Senior secured credit facility	39,500	39,500
Deferred income taxes	6,421	6,702
Asset retirement obligations	19,610	19,209
Derivative contract liabilities	307	468
Operating lease liability	35	58
Total liabilities	78,312	81,750
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,606,532 and 33,339,535 shares as of September 30, 2024
and June 30, 2024, respectively	34	33
Additional paid-in capital	41,561	41,091
Retained earnings	38,035	40,003
Total stockholders' equity	79,630	81,127
Total liabilities and stockholders' equity	$157,942	$162,877

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended
	September 30,		June 30,
	2024	2023	2024
Cash flows from operating activities:
Net income (loss)	$2,065	$1,474	$1,235
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,725	4,262	5,302
Stock-based compensation	559	472	552
Settlement of asset retirement obligations	(98)	—	(1)
Deferred income taxes	(281)	(75)	(225)
Unrealized (gain) loss on derivative contracts	(1,868)	—	(170)
Accrued settlements on derivative contracts	(66)	—	(27)
Other	(2)	—	—
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(37)	(2,686)	1,824
Prepaid expenses and other current assets	1,929	169	(137)
Accounts payable and accrued liabilities	(238)	320	(440)
State and federal income taxes payable	(74)	388	74
Net cash provided by operating activities	7,614	4,324	7,987
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(262)	—	5,054
Capital expenditures for oil and natural gas properties	(2,740)	(1,827)	(2,546)
Net cash used in investing activities	(3,002)	(1,827)	2,508
Cash flows from financing activities:
Common stock dividends paid	(4,033)	(4,013)	(4,003)
Common stock repurchases, including stock surrendered for tax withholding	(88)	(105)	(113)
Repayments of senior secured credit facility	—	—	(3,000)
Net cash used in financing activities	(4,121)	(4,118)	(7,116)
Net increase (decrease) in cash and cash equivalents	491	(1,621)	3,379
Cash and cash equivalents, beginning of period	6,446	11,034	3,067
Cash and cash equivalents, end of period	$6,937	$9,413	$6,446

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended
	September 30,		June 30,
	2024	2023	2024
Net income (loss)	$2,065	$1,474	$1,235
Adjusted by:
Interest expense	823	32	875
Income tax expense (benefit)	821	463	243
Depletion, depreciation, and accretion	5,725	4,262	5,302
Stock-based compensation	559	472	552
Unrealized loss (gain) on derivative contracts	(1,868)	—	(170)
Adjusted EBITDA	$8,125	$6,703	$8,037

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	September 30,		June 30,
	2024	2023	2024
As Reported:
Net income (loss), as reported	$2,065	$1,474	$1,235

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(1,868)	—	(170)
Selected items, before income taxes	$(1,868)	$—	$(170)
Income tax effect of selected items(1)	(531)	—	(28)
Selected items, net of tax	$(1,337)	$—	$(142)

As Adjusted:
Net income (loss), excluding selected items(2)	$728	$1,474	$1,093

Undistributed earnings allocated to unvested restricted stock	(14)	(26)	(22)
Net income (loss), excluding selected items for earnings per share calculation	$714	$1,448	$1,071

Net income (loss) per common share — Basic, as reported	$0.06	$0.04	$0.04
Impact of selected items	(0.04)	—	(0.01)
Net income (loss) per common share — Basic, excluding selected items(2)	$0.02	$0.04	$0.03

Net income (loss) per common share — Diluted, as reported	$0.06	$0.04	$0.04
Impact of selected items	(0.04)	—	(0.01)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.02	$0.04	$0.03

(1)	The tax impact for the three months ended September 30, 2024, and June 30, 2024, is represented using estimated tax rates of 28.4% and 16.4%, respectively. The effective tax rate increased year-over-year as projected state income taxes have become a larger component of our overall income tax expense during the current quarter.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended September 30, 2024, and 2023, was calculated based upon weighted average diluted shares of 32.9 million and 33.0 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended June 30, 2024, was calculated based upon weighted average diluted shares of 32.8 million due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended
	September 30,		June 30,
	2024	2023	2024
Revenues:
Crude oil	$14,737	$12,616	$14,533
Natural gas	4,285	5,552	3,582
Natural gas liquids	2,874	2,433	3,112
Total revenues	$21,896	$20,601	$21,227

Lease operating costs:
Ad valorem and production taxes	$1,414	$1,278	$1,273
Gathering, transportation, and other costs	2,675	1,833	2,644
Other lease operating costs	7,701	8,772	7,491
Total lease operating costs	$11,790	$11,883	$11,408

Depletion of full cost proved oil and natural gas properties	$5,325	$3,910	$4,925

Production:
Crude oil (MBBL)	204	161	190
Natural gas (MMCF)	2,228	2,025	2,152
Natural gas liquids (MBBL)	113	95	107
Equivalent (MBOE)(1)	688	594	656
Average daily production (BOEPD)(1)	7,478	6,457	7,209

Average price per unit:(2)
Crude oil (BBL)	$72.24	$78.36	$76.49
Natural gas (MCF)	1.92	2.74	1.66
Natural Gas Liquids (BBL)	25.43	25.61	29.08
Equivalent (BOE)(1)	$31.83	$34.68	$32.36

Average cost per unit:
Ad valorem and production taxes	$2.06	$2.15	$1.94
Gathering, transportation, and other costs	3.89	3.09	4.03
Other lease operating costs	11.19	14.77	11.42
Total lease operating costs	$17.14	$20.01	$17.39

Depletion of full cost proved oil and natural gas properties	$7.74	$6.58	$7.51

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2024		2023		2024
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	49	$75.38	—	$—	41	$80.55
Chaveroo Field	16	73.69	—	—	12	79.82
Jonah Field	7	65.77	9	88.41	8	72.14
Williston Basin	33	68.87	40	78.94	35	74.20
Barnett Shale	2	70.30	1	74.96	2	75.70
Hamilton Dome Field	35	62.37	37	69.46	35	67.85
Delhi Field	61	77.22	73	81.54	57	80.46
Other	1	78.32	1	81.80	—	—
Total	204	$72.24	161	$78.36	190	$76.49
Natural gas (MMCF)
SCOOP/STACK	354	$2.48	—	$—	319	$2.70
Chaveroo Field	—	—	—	—	5	2.02
Jonah Field	830	2.08	904	3.69	818	1.59
Williston Basin	27	1.43	21	2.04	31	1.65
Barnett Shale	1,017	1.62	1,100	1.98	979	1.39
Total	2,228	$1.92	2,025	$2.74	2,152	$1.66
Natural gas liquids (MBBL)
SCOOP/STACK	19	$21.67	—	$—	20	$22.16
Chaveroo Field	—	—	—	—	—	—
Jonah Field	9	28.15	10	27.06	8	30.35
Williston Basin	7	17.93	4	17.66	8	23.94
Barnett Shale	56	26.03	59	26.45	54	31.29
Delhi Field	20	29.48	22	23.64	17	31.83
Other	2	13.06	—	—	—	—
Total	113	$25.43	95	$25.61	107	$29.08

Equivalent (MBOE)(1)
SCOOP/STACK	127	$39.20	—	$—	115	$40.29
Chaveroo Field	16	73.69	—	—	13	77.49
Jonah Field	154	15.85	170	25.91	152	13.98
Williston Basin	45	54.62	48	68.56	48	59.33
Barnett Shale	227	14.21	243	15.77	219	14.86
Hamilton Dome Field	35	62.37	37	69.46	35	67.85
Delhi Field	81	65.28	95	68.24	74	69.34
Other	3	61.15	1	81.80	—	—
Total	688	$31.83	594	$34.68	656	$32.36

Average daily production (BOEPD)(1)
SCOOP/STACK	1,380		—		1,264
Chaveroo Field	174		—		143
Jonah Field	1,674		1,848		1,670
Williston Basin	489		522		527
Barnett Shale	2,467		2,641		2,407
Hamilton Dome Field	380		402		385
Delhi Field	880		1,033		813
Other	34		11		—
Total	7,478		6,457		7,209

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	September 30,				June 30,
	2024		2023		2024
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Lease operating costs
SCOOP/STACK	$1,156	$3.20	$—	$—	$1,028	$9.06
Chaveroo Field	118	1.60	—	—	301	24.42
Jonah Field	2,162	13.95	2,562	15.07	1,834	11.99
Williston Basin	1,238	27.51	1,390	28.96	1,227	25.53
Barnett Shale	3,598	15.83	3,192	13.09	3,853	17.47
Hamilton Dome Field	1,531	43.48	1,337	36.55	1,415	40.40
Delhi Field	1,987	24.30	3,402	35.83	1,750	23.96
Total	$11,790	$17.14	$11,883	$20.01	$11,408	$17.39

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended September 30, 2024.

The Company had the following open crude oil and natural gas derivative contracts as of November 12, 2024:

				Weighted Average	Weighted Average	Weighted Average
			Volumes in	Swap Price per	Floor Price per	Ceiling Price per
Period	Instrument	Commodity	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
October 2024 - December 2024	Fixed-Price Swap	Crude Oil	35,962	$74.20
October 2024 - December 2024	Collar	Crude Oil	35,962		$70.00	$77.40
January 2025 - March 2025	Collar	Crude Oil	42,566		68.00	73.77
January 2025 - February 2025	Fixed-Price Swap	Natural Gas	312,286	3.56
April 2025 - June 2025	Collar	Crude Oil	41,601		65.00	84.00
March 2025 - December 2026	Fixed-Price Swap	Natural Gas	3,170,705	3.60
January 2025 - June 2025	Fixed-Price Swap	Crude Oil	51,992	73.49
July 2025 - December 2025	Fixed-Price Swap	Crude Oil	81,335	71.40